UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 13, 2023

REINSURANCE GROUP OF AMERICA, INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-11848	43-1627032
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16600 Swingley Ridge Road, Chesterfield, Missouri 63017

(Address of Principal Executive Offices, and Zip Code)

Registrant’s telephone number, including area code: (636) 736-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	RGA	New York Stock Exchange
5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056	RZB	New York Stock Exchange
7.125% Fixed-Rate Reset Subordinated Debentures due 2052	RZC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2023, Reinsurance Group of America, Incorporated (“RGA”) entered into a Letter of Credit Reimbursement Agreement (the “Agreement”) with Crédit Agricole Corporate and Investment Bank, as lender (the “Lender”). Under the Agreement, RGA may obtain letters of credit for its own account or the account of its wholly-owned subsidiaries in United States Dollars, Euros, British Pound Sterling, Japanese Yen, Hong Kong Dollars or Canadian Dollars in an overall amount of up to $500 million (as such amount may be changed from time to time as provided in the Agreement, the “Commitment”). The Agreement replaces that certain Letter of Credit Reimbursement Agreement, dated May 17, 2017, between RGA and the Lender (as amended, the “Prior Agreement”).

RGA may obtain letters of credit under the Agreement from time to time until the expiration of the availability period on November 13, 2027 (the “Availability Period”) or such other date as determined under the Agreement; provided that no such letter of credit may remain outstanding following November 13, 2028.

RGA will pay a letter of credit fee on each outstanding letter of credit in an amount equal to: (i) the U.S. Dollar equivalent of the daily amount available to be drawn under such letter of credit, multiplied by (ii) an amount ranging from 0.40% to 1.20% based upon RGA’s debt rating and percentage of the Commitment utilized. Letter of credit fees will be payable quarterly in arrears on the last day of each calendar quarter following the issuance of such letter of credit, and on the maturity date. During a continuance of an event of default, the letter of credit fees shall accrue at the applicable rate plus 2% per annum.

During the Availability Period, RGA will pay a commitment fee in an amount equal to: (i) the U.S. Dollar equivalent of the daily amount by which the Commitment exceeds the total amount of outstanding letters of credit, multiplied by (ii) an amount ranging from 0.15% to 0.30% based upon RGA’s debt rating and percentage of the Commitment utilized. The commitment fee will be payable quarterly in arrears on the last day of each calendar quarter following the closing date, and on the maturity date.

If RGA terminates the Agreement at any time prior to November 13, 2025 other than following a change in law or regulation that makes the use of letters of credit issued under the Agreement unlawful or the occurrence of a Defaulting Lender Event (as defined in the Agreement), RGA will pay an early termination fee of $1,000,000.

The Agreement is unsecured but contains representations and warranties, and affirmative, negative and financial covenants customary for financings of this type, including restrictions related to, among other things, indebtedness, liens, asset dispositions, merger or consolidation, consolidated net worth and the ratio of consolidated indebtedness to total capitalization. The Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable), including, among other things, the non-payment of principal of or interest on any letter of credit obligations, non-payment of fees, breaches of covenants, inaccuracies of representations and warranties, non-payment or acceleration of other material indebtedness, bankruptcy and insolvency events and material judgments. An event of default would permit the Lender to require immediate payment of all amounts due under the Agreement, terminate the Commitment, require cash collateralization of outstanding letter of credit obligations and enforce any and all rights, subject to cure provisions, when applicable.

The Agreement also provides that upon the occurrence of a Change of Control (as defined therein), the Lender may terminate the Commitment and RGA must cash collateralize any outstanding letters of credit as provided in the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

The Lender and/or its affiliates have or may have had various relationships with RGA and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking and letters of credit, for which the Lender and/or its affiliates receive customary fees and, in some cases, out-of-pocket expenses.

Item 1.02 Termination of a Material Definitive Agreement.

Information concerning termination of the Prior Agreement set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information concerning the amounts for which the Company has become obligated under the Agreement set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Letter of Credit Reimbursement Agreement, dated as of November 13, 2023, by and between Reinsurance Group of America, Incorporated and Crédit Agricole Corporate and Investment Bank.

EX-104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REINSURANCE GROUP OF AMERICA, INCORPORATED

Date: November 14, 2023	By:	/s/ Todd C. Larson
Todd C. Larson
Senior Executive Vice President and Chief Financial Officer